CERTAIN INFORMATION IN THIS EXHIBIT IS SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT. IN ACCORDANCE WITH RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, SUCH INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF SUCH OMITTED INFORMATION HAS BEEN INDICATED WITH ASTERISKS (*****).

AMENDED AND RESTATED

DEVELOPMENT AND LICENSING AGREEMENT

This Amended and Restated Development and Licensing Agreement (“Agreement”) is made and entered into as of the 25th day of February, 2004 (the “Effective Date”), between Tanox, Inc. (formerly known as Tanox Biosystems, Inc.), originally a Texas corporation and reincorporated as a Delaware corporation (“Tanox”), and Novartis Pharma AG, a company organized and existing under the laws of Switzerland (as successor-in-interest of Ciba-Geigy Limited) (“Novartis”). (Each of Novartis and Tanox is referred to herein individually as a “Party” and all are referred to collectively herein as the “Parties.”)

R E C I T A L S:

WHEREAS, Tanox and Ciba-Geigy Limited (“Ciba-Geigy”) entered into that certain Development and Licensing Agreement dated as of May 11, 1990 (the “Original D&L Agreement”), providing for cooperation in the research, development and commercialization of anti-IgE antibody-based treatments in humans for IgE-mediated diseases; and

WHEREAS, Tanox and Ciba-Geigy also entered into that certain Loan Agreement effective December 13, 1994 (the “Loan Agreement”), pursuant to which Ciba-Geigy agreed to lend Tanox ***** for the construction, validation, and start-up of a mammalian cell-culture pilot manufacturing facility located at Tanox’s facility in Houston, Texas; and

WHEREAS, Genentech Inc., a Delaware corporation (“Genentech”), Genentech International Limited, Tanox, and Ciba-Geigy entered into a certain Outline of Terms for Settlement of the Litigations among Genentech, Genentech International Limited, Tanox and Ciba-Geigy, dated as of July 8, 1996, relating to anti-IgE inhibiting antibodies (the “Outline of Terms”), which contemplated that the Parties will negotiate and enter into (a) detailed agreement(s) implementing and completing the terms contained in the Outline of Terms; and

WHEREAS, Tanox and Ciba-Geigy entered into a certain Supplemental Agreement dated as of July 8, 1996, which modified and amended the Original D&L Agreement (the “Supplemental Agreement”); and

WHEREAS, subsequent to the execution of the Original D&L Agreement, the Outline of Terms and the Supplemental Agreement, Ciba-Geigy has been succeeded by Novartis with respect to the research, development, manufacture and commercialization of pharmaceutical specialty products and with respect to all the rights and obligations relevant to Ciba-Geigy under the Original D&L Agreement, the Outline of Terms and the Supplemental Agreement, as a result of its merger with Sandoz Ltd.; and

WHEREAS, certain disputes have arisen between Novartis and Genentech, on the one hand, and Tanox, on the other hand, concerning their respective rights regarding anti-IgE inhibiting monoclonal antibodies and certain lawsuits and arbitration proceedings have been initiated by the Parties to resolve such disputes; and

WHEREAS, Novartis, Genentech and Tanox intend to enter into a Tripartite Cooperation Agreement (the “TCA”) for the purpose of resolving certain of those disputes, terminating such lawsuits and arbitration proceedings, implementing certain aspects of the Outline of Terms and cooperating with each other with respect to the development and commercialization of Anti-IgE Antibodies and Anti-IgE Products (each as defined in the TCA) throughout the world on the terms and subject to the conditions set forth in such Tripartite Cooperation Agreement; and

WHEREAS, Novartis and Tanox wish to amend and restate the Original D&L Agreement as set forth herein such that, with effect from the date hereof, this Agreement (a) applies only to Potential Products (as defined herein) and (b) represents: (i) all aspects of the Original D&L Agreement, as the same shall be amended herein, related to such Potential Products; and (ii) Section 3 of the Supplemental Agreement.

WHEREAS, in connection with entering into this Agreement, Tanox and Novartis intend to enter into an Ancillary Development & Licensing Agreement which represents: (a) all aspects of the Original D&L Agreement related to Anti-IgE Antibodies and Anti-IgE Products in East Asia and the Rest of World (as defined in the TCA); (b) Sections 1 and 2 of the Supplemental Agreement; and (c) all bipartite aspects (as between Novartis and Tanox) of the Detailed Agreement envisaged by the Outline of Terms relating to the development and commercialization of Anti-IgE Antibodies and Anti-IgE Products in East Asia and the Rest of World ;

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration the adequacy and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1.	Definitions.

1.1 “Abandoned Product(s)” shall mean any Product(s) (including the related Family of Antibodies and Novartis derivatives thereof) with respect to which Novartis relinquishes its rights in one or more countries under this Agreement in accordance with Section 6.9, at which point such Product (including the related Family of Antibodies and Novartis derivatives thereof) shall no longer be a “Product” under this Agreement.

1.2 “Affiliate” shall mean, with respect to any Person, (i) any other Person of which the securities or other ownership interests representing fifty percent (50%) or more of the equity or fifty percent (50%) or more of the ordinary voting power or fifty percent (50%) or more of the general partnership interests are, at the time such determination is being made, owned, Controlled or held, directly or indirectly, by such Person, or (ii) any other Person which, at the time such determination is being made, is Controlling, Controlled by or under common Control with, such Person. As used solely in this definition, the term “Control,” whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.3 “Agreement Term” shall mean the period of time commencing on the date of execution of the Original D&L Agreement and extending on a country by country basis until the later of: (a) *****; and (b) such time as no Product is any longer being Developed or Commercialized hereunder by or for Novartis (or a sublicensee of Novartis) except and unless the lack of any such activity constitutes a material breach hereunder.

1.4 “Applicable Territories” shall have the meaning set forth in Section 6.7(a), (b) or (c), as applicable.

1.5 “Approval” shall mean any approval, registration, license or authorization from any Public Authority required for the manufacture, Development, Commercialization, storage or transport of a Product (or Potential Product or Abandoned Product, as the case may be) in any Regulatory Jurisdiction, and shall include, without limitation, an approval, registration, license or authorization granted in connection with any Approval application, but shall not include any pricing approval.

1.6 “Antibody” shall mean any immunoglobulin protein (excluding immunoadhesins), and any fragment, less than full-length antibody form (such as Fv, Fab, and F(ab’)2), single-chain antibodies, and antibody conjugate bound to a toxin, label or other moiety which, in each case, includes one or more CDRs and is capable of immunospecific binding to an antigen, regardless of the method or means by which such immunoglobulin protein, fragment, less than full-length antibody form, single-chain antibody or antibody conjugate is produced.

1.7 “Capture Period” shall mean the period of time commencing on the date of execution of the Original D&L Agreement and extending until *****.

1.8 “Commercialize” shall mean to promote, market, use for commercial purposes, import, export, distribute and sell or offer to sell (including, without limitation, obtain pricing approvals), or to conduct any post-marketing clinical trial or Phase IV clinical trial (other than any post-marketing clinical trial or Phase IV clinical trial intended to support expanded labeling or required to satisfy requirements of a Public Authority in connection with any Approval), or to the extent permitted under this Agreement, to have any of those things done, and “Commercialization” shall have a corresponding meaning.

1.9 “Commercially Reasonable Efforts” shall mean, as applied to a Party or Parties, those efforts and diligence (including the deployment of resources) that would be typically exercised by a company in the business of developing and selling biopharmaceutical products which is pursuing the development, manufacture or commercialization of products similar or comparable to the Products *****.

1.10 “Control” or “Controlled” means owned or in-licensed from a Third Party or an Affiliate with the ability to grant access to or a license or sublicense hereunder without violating the terms of any agreement or other arrangement with any Third Party.

1.11 “Co-Marketing” shall mean the separate Commercialization of Product(s) by each Party in East Asia, in accordance with Section 8.2(a), under a separate trademark, chosen by each Party.

1.12 “Co-Promotion” shall mean the joint Commercialization of Product(s) in accordance with Sections 8.2(b) and 8.3(a)(i) and (b) by both Parties under the same trademark.

1.13 “Co-Promotion EA Territories” shall mean those countries in East Asia where Co-Marketing is prohibited but where Co-Promotion is permitted under applicable Legal Requirements.

1.14 “Develop” shall mean to develop, to use for development purposes, or to conduct clinical trials, in each case in support of any Approval application, including without limitation, any post-marketing clinical trial or Phase IV clinical trial intended to support expanded labeling or to satisfy requirements of a Public Authority in connection with any Approval, or to the extent permitted under this Agreement, have any of those things done, and “Development” and “Developing” shall have a corresponding meaning.

1.15 “Development Costs” shall mean an amount equal to:

(a) *****

*****.

1.16 “Dispute” shall mean any dispute, controversy or claim arising on or after the Effective Date out of or in connection with this Agreement, or the Parties’ activities hereunder *****.

1.17 “East Asia” shall mean the territories of Taiwan, Hong Kong, Singapore, China, South Korea and (to the extent permitted by applicable law) North Korea.

1.18 “Effective Date” shall have the meaning set forth in the introductory paragraph to this Agreement.

1.19 “Exclusive Rights” shall mean rights granted hereunder where the licensee has the right to exercise such rights to the exclusion of all others, including, without limitation, the licensor.

1.20 “Exclusive Territories” shall mean all countries of the world except the Semi-exclusive Territories.

1.21 “Exclusively Licensed Tanox Patent” shall mean (a) each of the patents and patent applications listed on Exhibit A, as such Exhibit is amended from time to time pursuant to Section 2.2 of this Agreement, together with (b) any patents issuing therefrom or claiming priority back thereto, including any foreign counterparts thereof, (c) any substitutions, continuations, continuations-in-part, divisions, reissues, re-examinations, renewals, or extensions of any of the foregoing.

1.22 “Family of Antibodies” shall mean, with respect to any Product, the other Antibodies *****; provided, however, that Family of Antibodies shall in any event exclude all Anti-IgE Antibodies and Anti-IgE Products (each as defined in the TCA),*****.

1.23 “Field” shall mean anti-IgE Antibody-based treatments in humans for IgE-mediated reactions *****.

1.24 “Generated” shall mean: (i) in the case of subject matter and inventions claimed in patents and patent applications, invented; and (ii) in the case of know-how, developed or conceived.

1.25 *****

1.26 “Invented” shall mean invented in accordance with US patent laws.

1.27 “Know-How” shall mean any and all technical data, test results, techniques, specifications, designs, processes, information, materials, biological materials, such as plasmids, vectors, DNA sequences, organisms, cell lines, and antibodies, samples and other information Controlled by Tanox or Novartis during the Agreement Term which (i) relate to Product(s) or Abandoned Product(s), including, without limitation, its chemical, biological, pharmacological, toxicological, nonclinical and clinical data, formulations, specifications and/or usage, or (ii) relate to processes, techniques and specifications for the manufacture of Product(s) or Abandoned Product(s), including, without limitation, preparation, synthesis, culture, recovery and purification and quality control processes, techniques and specifications. Know-How shall not encompass Patent Rights.

1.28 “Legal Requirements” shall mean all applicable laws, statutes, ordinances, codes, rules, regulations, published standards, permits, judgments, decrees, writs, injunctions, rulings, orders and other requirements of any Public Authority.

1.29 “Major Country” shall mean and include the following countries:*****.

1.30 “Net Profits” and “Net Losses” with respect to a given territory shall be calculated as agreed by the Parties in the financial appendix to be agreed as set forth in Section 8.3(a), but in any event in a manner generally consistent with corresponding definitions pursuant to the Financial Appendices to the TCA and the Ancillary D&L Agreement except as otherwise expressly set forth herein and except as circumstances may otherwise reasonably require.

1.31 “Net Sales” shall mean the gross amount recorded by Novartis, its Affiliate(s) or sublicensees, in accordance with Generally Accepted Accounting Principles or International Accounting Standards, whichever is applied by Novartis, its Affiliates or sublicensees in preparing financials statements for such jurisdiction (in each case, consistently applied) and Novartis then-standard and documented accounting practices, on sales (excluding distribution of samples) of Product(s) to Third Parties less the sum of (A) and (B) with respect to a given time period for calculating Net Sales, where:

A. is a provision for such time period, reasonably determined by Novartis, its Affiliates and sublicensees for sales of Products under Generally

Accepted Accounting Principles or International Accounting Standards, whichever is applied by Novartis, its Affiliates or sublicensees in preparing financials statements for such jurisdiction (in each case, consistently applied), which provision is reasonable and customary in the industry, for *****; and

B. is a periodic adjustment of the provision determined in (A) (whether positive or negative) to reflect amounts actually incurred by Novartis, its Affiliates and sublicensees, as the case may be, for items ***** in clause (A) as such items were reported in a given previous period (such adjustment to be made within ***** of when the applicable amounts were actually incurred).

Deductions in the calculation of Net Sales shall not include *****.

1.32 “Patent Rights” shall mean any patent applications or patent(s) (including inventor’s certificates) throughout the world owned or Controlled by Tanox or Novartis during the Agreement Term the claims of which cover a Product or Abandoned Product (including, in each case, its related Family of Antibodies and Novartis derivatives thereof, if any) or its manufacture, use, or sale, including any substitutions, supplemental patent certificates, continuations, continuations-in-part, divisions, reissues, re-examinations, renewals, or extensions of the terms thereof.

1.33 “Person” shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.34 *****.

1.35 “Potential Product(s)” shall mean (a) any Antibodies ***** Invented and synthesized by Tanox during the Capture Period or Invented and synthesized by a Third Party during the Capture Period and Controlled by Tanox, together with all Antibodies within the same Family of Antibodies as any such Antibodies and (b) any human pharmaceutical formulation containing or comprising such an Antibody described in (a), either alone or in combination with other active or inactive ingredients, components or materials (which such ingredients, components and materials are not IgE inhibiting Antibodies) in the same formulation as such Antibody; provided, however, that Potential Products shall in any event exclude all Anti-IgE Antibodies and Anti-IgE Products (each as defined in the TCA) and any Abandoned Products.*****

1.36 “Potential Product Report” shall have the meaning given thereto in Section 2.1.

1.37 “Product(s)” shall mean: (a) such Potential Products as are added to Exhibit B after the date hereof pursuant to Section 2.1; (b) any Antibody within the same Family of Antibodies as such Potential Products; and (c) any Antibody which is Invented and synthesized by Novartis and either ***** provided, however, that Products shall in any event exclude all Anti-IgE Antibodies and Anti-IgE Products (each as defined in the TCA).

1.38 “Public Authority” shall mean any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality or regulatory body.

1.39 “Regulatory Jurisdiction” shall mean any jurisdiction in which Approval for manufacturing, Developing or Commercializing a Product is required.

1.40 “Required Third Party Rights” shall mean such Third Party intellectual property rights as are necessary for, or material to, the Development, manufacture or Commercialization of any Product pursuant to this Agreement.

1.41 “Royalty Period” shall mean the period of time commencing on the date of execution of the Original D&L Agreement and extending on a country-by-country basis and Product-by-Product basis (with “Product-by-Product” measured by reference to whether separate Approvals are required for the Products to be compared) until the later of (a) the last to expire of a Valid Claim of an Exclusively Licensed Tanox Patent Controlled by Tanox which would be infringed by the import, manufacture, use or sale of the applicable Product actually manufactured or Commercialized in such country and (b) the expiry of ***** from the day of the first commercial sale of the applicable Product actually manufactured or Commercialized in the applicable country.

1.42 “Semi-Exclusive Rights” shall mean rights granted hereunder where the licensee has the right to exercise such rights to the exclusion of all others but shall not have the right to exclude the licensor (or its sublicensees as permitted hereunder).

1.43 “Semi-exclusive Territories” shall mean the U.S.A. and East Asia.

1.44 “Settlement and Cross-License Agreement” shall mean the Settlement and Cross-License Agreement between Genentech and Tanox amended and restated as of the Effective Date hereof.

1.45 “Third Party(ies)” shall mean any Person other than a Party to this Agreement or its Affiliate(s).

1.46 “United States” or “U.S.A.” shall mean the United States of America, its territories and possessions.

1.47 “Valid Claim” shall mean a then-existing claim of an issued and unexpired Patent Right that has not been held invalid, unpatentable or unenforceable by a decision of a governmental body or court of competent jurisdiction, that is unappealable or unappealed within the time allowed for appeal, and that has not been rendered unenforceable through disclaimer or otherwise.

1.48 Other commonly used terms or abbreviations, such as Food and Drug Administration (“FDA”), Phase I Phase II, Phase III, Investigational New Drug Application (“IND”), Biologics License Application (“BLA”) and Establishment License Application (“ELA”), shall mean or have the meanings indicated in the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, and all such terms or abbreviations shall apply equally, as applicable, to any counterpart or equivalent agencies or activities in countries outside the U.S.A.

2.	Scope of Agreement and Independent Development.

2.1 Identification of Products Covered by This Agreement. Prior to initiating human clinical trials of any Potential Product during the term of this Agreement, Tanox shall disclose such Potential Product to Novartis under a Potential Product Report and make such Potential Product available to Novartis for Development and Commercialization hereunder, all in accordance with the provisions of this Section 2.1 and other applicable terms and conditions of this Agreement. Tanox shall provide written notice to Novartis not less than ***** prior to the delivery of each Potential Product Report. ***** If Novartis desires to pursue the Development and Commercialization of such Potential Product on the terms and conditions set forth in this Agreement, it must notify Tanox in writing within *****of receipt of the complete Potential Product Report, in which case such Potential Product shall be added to Exhibit B and deemed to be a Product (and no longer a Potential Product) subject to this Agreement. *****

2.2 Addition of Exclusively Licensed Patents. If Novartis elects to pursue the Development and Commercialization of a Potential Product in accordance with the foregoing, any Patent Rights covering such Potential Product (or its import, manufacture, use or sale) which are listed by Tanox in the respective Potential Product Report shall thereupon automatically be added to Exhibit A and become Exclusively Licensed Tanox Patents. Furthermore, in the event Novartis desires to add to Exhibit A (and thus to become Exclusively Licensed Tanox Patents) other Patent Rights not yet within the Exclusively Licensed Tanox Patents which are Controlled by Tanox, Novartis may do so by providing written notice thereof to Tanox, subject to any licenses Tanox may have granted to Third Parties in the interim. Upon the giving of such notice, the applicable Patent Rights shall thereupon become Exclusively Licensed Tanox Patents (but the license thereto shall still be subject to any licenses Tanox may have granted to Third Parties in the interim, or any licenses Tanox may grant outside the Field at any time).

2.3 Tanox’s Right of Independent Development.

(a) In the event that Novartis does not notify Tanox that it desires to pursue Development and Commercialization of any Potential Product within the ***** period referred to in Section 2.1, Tanox will have the right to pursue Development and Commercialization of such Potential Product (including the related Family of Antibodies) on its own and without any further obligation to or by Novartis; subject, however, to the right of first refusal of Novartis to license such Potential Product(s) as provided under Section 12 of this Agreement in the event Tanox elects to out-license any of its rights to such Potential Product(s). Novartis shall not use for any purpose any proprietary or confidential information, data or know how set forth in, or provided by Tanox in connection with, any Potential Product Report with respect to a Potential Product which Novartis declines to pursue under Section 2.1 hereunder, and, unless the Parties agree otherwise, shall return to Tanox all copies of such Potential Product Report and certify to Tanox the destruction of all reports generated by Novartis which incorporate any information included in such Potential Product, except, in each case for one copy of each such report which shall be maintained by Novartis in its legal files (to be used solely for purposes of confirming compliance by the Parties with the terms and conditions of this

Agreement). The information, data and know how included in any Potential Product Report with respect to a Potential Product which Novartis declines to pursue under Section 2.1 hereunder shall otherwise be subject to the nondisclosure provisions of Section 11, subject, however, to the provisions of Section 3.1(b). For the avoidance of doubt, no right or license is provided hereunder from Tanox to Novartis for Novartis to use, modify or make Potential Products that do not become Products hereunder.

(b) Notwithstanding any other provision of this Section 2.3, in no event shall Tanox’s right of independent Development and Commercialization apply to any Antibody which is within the same Family of Antibodies as any Product (excluding, for the avoidance of doubt, any Product that becomes an Abandoned Product).

(c) *****.

3.	Grant of Licenses; Sublicense Rights; Representations.

3.1 Licenses to Novartis.

(a) Subject to the other provisions of this Agreement, Tanox grants to Novartis a world-wide license under its Know-How and Patent Rights, with the right to grant sublicenses, to make, have made, import, use, sell and offer to sell the Product(s) for use in the Field during the Agreement Term. Said license shall grant Exclusive Rights with respect to Exclusively Licensed Tanox Patents in the Exclusive Territories and shall grant Semi-exclusive Rights with respect to Exclusively Licensed Tanox Patents in the Semi-exclusive Territories, and in each case, such exclusivity will extend to all Antibodies within the definition of the applicable Product. Except as otherwise set forth in the preceding sentence, the license grant in this Section 3.1 shall be non-exclusive. For the avoidance of doubt, subject to and except as provided for in any agreements with Third Parties in existence as of the Effective Date, Tanox shall not grant to any Third Parties any rights in the Field under any Exclusively Licensed Tanox Patent, other than with respect to: (i) any Potential Product which is not accepted by Novartis for Development and Commercialization hereunder; and (ii) any Product which becomes an Abandoned Product. *****

(b) *****.

3.2 Licenses to Tanox.

(a) Subject to the other provisions of this Agreement, Novartis grants to Tanox a license under its Know-How and Patent Rights, with the right to grant sublicenses to Affiliates of Tanox (and to Third Parties in East Asia to the extent contemplated in any plan developed by the Project Steering Committee or Working Group hereunder), to make, have made, import, use, sell and offer to sell the Product(s) for use in the Field during the Agreement Term. Said license shall be limited to the Semi-exclusive Territories, shall grant Semi-exclusive Rights in said Semi-exclusive Territories. Notwithstanding the foregoing, Tanox’s rights under the foregoing licenses shall be limited to: (i) Development activities to be conducted by Tanox as agreed by the PSC (or the Parties) hereunder; (ii) the manufacture of preclinical, Phase I and Phase II(a) requirements of Products, and in the event that Novartis elects under Section 7.4(a) to have Tanox manufacture one or more Products, then also to the manufacture of Phase II(b),

Phase III and commercial requirements for such Products; (iii) Commercialization activities in East Asia only to the extent that Tanox is Co-Marketing or Co-Promoting a Product as set forth in Sections 8.2(a) and (b) respectively; and (iv) Commercialization activities in the USA only to the extent Tanox elects to actively participate in the Co-Promotion of the applicable Product as set forth in Section 8.3(a)(i) and (b).

(b) *****

(c) Subject to the other provisions of this Agreement, Novartis grants to Tanox a license under its Know-How and Patent Rights, with the right to grant sublicenses, to make, have made, import, use, sell and offer to sell Abandoned Product(s). The foregoing license shall grant Exclusive Rights for a given Abandoned Product in the Applicable Territories for such Abandoned Product and no rights outside the Applicable Territories for such Abandoned Product; provided however, where the Abandoned Product is no longer being Developed or Commercialized by Novartis in any country, the Novartis Patent Rights included in the foregoing license shall be limited to those that cover the Abandoned Product in the form that existed or was contemplated to exist at the time of abandonment.

3.3 Sublicense Agreements. All permitted sublicenses hereunder shall be subject to the applicable terms and conditions of this Agreement and shall be made pursuant to written sublicense agreements that protect the rights of the licensor hereunder to at least the same extent as protected in this Agreement. *****

3.4 Third Party Participation.

(a) Novartis shall warrant the performance of any and all rights and obligations of this Agreement by its Affiliate(s) and/or sublicensees. Tanox shall warrant the performance of any and all rights and obligations of this Agreement by its Affiliate(s) and/or any sublicensee permitted pursuant to Section 3.2(c) above.

(b) Tanox agrees, if Novartis so requests, to enter into a separate agreement with any Affiliate(s) of Novartis granting a license in accordance with the provisions of this Agreement. Such agreement shall incorporate all of the terms of this Agreement to the extent that they are applicable. Novartis shall guarantee the performance of any and all responsibilities of the Affiliate(s) under such separate agreement.

(c) Additionally, the Parties may by mutual written consent, license rights granted or retained under this Agreement to a Third Party to manufacture the commercial supply of Product(s) for itself and/or the other Party.

3.5 Certain Representations. Each Party represents and warrants to the other that it is the owner of, or has exclusive rights to Commercialize, with the right to grant the licenses granted by it hereunder to its respective Patent Right(s) and Know-How and has not assigned, conveyed or otherwise encumbered by any agreement, either oral or written, any right, title or interest in and to the respective Patent Rights and Know-How which would be inconsistent with the rights granted hereunder, except as set forth in the TCA and in the JCA (as it existed prior to the date hereof). Each Party warrants that it is free to enter into this Agreement and is free to carry out all of its obligations under this Agreement. Tanox represents and warrants that, as of the Effective Date, Tanox has not entered into any agreements to license any Exclusively Licensed Tanox Patents within the Field except pursuant to the TCA and pursuant to the “Ancillary Agreements” and “Related Agreements” as such terms are defined in the TCA.

3.6 Disclaimers. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES MAKE NO, AND HEREBY DISCLAIM ALL, OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4.	Project Steering Committee / Working Groups

4.1 Oversight of Development and Commercialization. Subject to the express provisions of this Agreement and Section 4.4 below, the Parties’ manufacture, Development and Commercialization (other than Co-Marketing (if any)) of Products and their cooperation with respect thereto will be subject to the governance, approval, direction and oversight of the committees and working groups described in this Article 4. ***** For the avoidance of doubt, in the event that the Parties Co-Market any Product in any of the Semi-exclusive Territories, the provisions of this Section 4 shall not apply with respect to the Co-Marketing of such Product in such country, other than with respect to the conduct of Phase IV clinical trials.

4.2 Project Steering Committee.

(a) The Parties’ cooperation hereunder shall be overseen by a Project Steering Committee which shall be formed as soon as reasonably practicable upon acceptance of the first Potential Product (if any) by Novartis pursuant to Section 2.1 and to which each Party shall be entitled to appoint up to *****representatives. A member of the Project Steering Committee appointed by Novartis shall assume the chairmanship of this Project Steering Committee. ***** Notwithstanding the foregoing but without limiting any obligations expressly provided for in this Agreement, no action may be taken by the Project Steering Committee to impose or increase upon either Party financial or any other obligations not expressly contained in this Agreement except with the prior written consent of such Party.

(b) The Project Steering Committee shall:

(i) agree from time to time on the Development and detailed working program (including timetable) to be carried out and the budgets thereto, whereby the Project Steering Committee shall set up the priorities and determine various tasks of each Party as hereinafter described;

(ii) coordinate and monitor the progress of such Development work;

(iii) provide for a free exchange of any relevant information and results relating to the Development work under this Agreement, in each case (i), (ii) and (iii) subject to the terms of this Agreement; and

(iv) facilitate the implementation of Commercialization (other than Co-Marketing) of Products in accordance with this Agreement and approve any Phase IV clinical trials proposed to be conducted in any country in which the Parties are Co-Marketing the applicable Product.

(c) As necessary or required, the Project Steering Committee shall hold meetings at intervals and locations to be mutually agreed upon, but at least once a year following its formation. Meetings of the PSC may be held in person or in reasonable manner including, without limitation, by telephone or video conference. The results of such meetings shall be recorded in writing. The minutes shall be approved and signed by or on behalf of both Parties. The minutes to the meetings shall be marked as “Confidential” and shall be subject to the secrecy obligations and restrictions on use as per Section 11 hereinafter.

4.3 Working Groups.

(a) Upon its formation, the PSC shall establish Working Groups which shall be responsible for proposing a detailed development plan (setting forth the different steps and time frames, as well as the budget for the Parties’ respective activities for the Development of Products) to the Project Steering Committee. After approval of the development plan by the Project Steering Committee, which must occur in a timely way so as not to impede the progress of the Working Groups, the Working Groups shall coordinate and implement all day-to-day activities of the Parties, respectively, under this Agreement. The Working Groups shall work openly and cooperatively and shall meet periodically as the Parties reasonably determine may be necessary, to coordinate research, preclinical and clinical development, process development and production, and other activities conducted by the Parties according to the objectives and priorities of the cooperation under this Agreement. The results of such meetings shall be recorded in writing. The minutes shall be approved and signed by both Parties’ project leaders. The minutes shall be marked as “Confidential” and shall be subject to the secrecy obligations and restrictions on use as per Section 11 hereinafter.

(b) The Working Groups shall include those of its employees that each Party reasonably determines to be necessary or appropriate (such employees may participate in more than one Working Group which, unless requested by a Party, need not include an equal number of each Party’s expert employees). Decisions of the Working Groups shall be by mutual agreement of the Parties, with any disputes to be resolved by the Project Steering Committee.

(c) The Working Groups shall initially include the following and such other Working Groups as may be agreed from time to time by the Project Steering Committee:

(i) Clinical Development Group - The Clinical Development Group shall be responsible for proposing the clinical development plans for any Products, including IND-enabling toxicology studies, to the Project Steering Committee, supervising all clinical activities with respect to any Products, and coordinating and implementing the clinical trials and regulatory submissions in connection with those various clinical trial activities. The Clinical Development Group shall report to the Project Steering Committee from time to time the results of Development activities for review and for decisions on subsequent activities.

(ii) Process Development and Production (PDP) Group—The PDP Group shall be responsible, as necessary from time to time, for proposing the process development and production activities with respect to any Products to the Project Steering Committee supervising such activities, and coordinating and implementing initial, adaption and scale-up activities. The PDP Group also shall support with its activities the clinical development process for any Products. The PDP Group shall report to the Project Steering Committee from time to time the results of the work performed for decisions on subsequent activities.

4.4 Other Committees. As Products proceed through Development and Commercialization, the Parties agree to expand the functions and responsibilities of the PSC and Working Groups by amendment in writing the governance mechanisms provided herein as may be reasonably necessary to facilitate such Development and Commercialization of Products, including without limitation, creation of new Working Groups.

5.	Exchange of Information.

5.1 Exchange. Subject to the confidentiality provisions of Section 11, Tanox and Novartis shall each share with the other such of their Know-How as may be reasonably required for the performance of the other’s obligations or the exercise of the other’s rights hereunder. If necessary, each Party also shall provide such information to the other, to the extent reasonable, in suitable form for regulatory approval and registration purposes. Tanox shall not be obligated to share or provide any of the foregoing with respect to Abandoned Products where the Applicable Territory for such Abandoned Product is worldwide. Subject to Sections 3.1(b) and 3.2(b), Know-How that is subject to the confidentiality obligations of Section 11 received by each Party from the other shall only be used for the Development, manufacture and Commercialization of Product(s) or Abandoned Products (with respect to Tanox, as applicable), except with the express written consent of the other Party.

5.2 Role of Committees. The Project Steering Committee and Working Groups, as described in Section 4, shall be responsible for the exchange of Know-How between Tanox and Novartis.

5.3 Patent Matters.

(a) Each Party shall be deemed for the purposes of this Agreement to solely own all intellectual property (other than trademarks and domain names, but including, without limitation, patents, patent applications, extensions, supplementary patent certificates, reissues, renewals, divisions, continuations or continuations-in-part, proprietary information, trade secrets (including, without limitation, customer lists and marketing and sales information), and inventions) which is Generated by that Party (on its own and/or with its Affiliates and/or with the other Party and/or with a Third Party ) (with such Party being the “Developing Party”) relating to the manufacture, development, use, marketing, promotion or sale of any Product *****

(b) All intellectual property (other than trademarks and domain names, but including, without limitation, patents, patent applications, extensions, supplementary patent certificates, reissues, renewals, divisions, continuations or continuations-in-part, proprietary information, trade secrets (including, without limitation, customer lists and marketing and sales information), and inventions) Generated jointly by the Parties hereunder (i.e., an invention in which one or more inventors from each Party, including individuals obliged to assign or transfer an invention to a Party, have made an inventive contribution as determined by United States patent Legal Requirements) under this Agreement or the Original D&L Agreement *****, and any patent applications and patents thereon, shall be jointly owned by the Parties.

(c) Each Party will obtain ***** its Patent Right(s) covering the Product(s) in each country in which such Party believes patent protection to be appropriate. Not later than ***** before the expiration date of the priority year of the filing of any foreign patent applications, the Party holding the patent application shall advise the other Party as to those countries where it does not intend to timely file for patent protection and will offer at the same time in writing to file in the remaining countries suggested by the other Party corresponding patent applications within such applicable priority year on such other Party’s behalf and cost. ***** The Parties will communicate to each other, not later than ***** after the filing thereof, the text of any priority patent applications covering subject matter Invented hereunder which are filed or notice of intention to abandon any such application so as to permit the other Party to assume prosecution of same *****.

6.	Development and Regulatory Activities.

6.1 Development of Products Generally. Novartis shall use Commercially Reasonable Efforts to Develop Products worldwide and Tanox shall use Commercially Reasonable Efforts to Develop Products in East Asia; provided, however, that notwithstanding the definition of “Products” hereunder (but without limiting the generality of the foregoing obligation) ***** Subject to the express provisions of this Agreement, all decisions with respect to the selection of Products and respective indications for Development and Commercialization worldwide shall be made through the Project Steering Committee (the “PSC”) and/or other applicable committees as described in Article 4 of this Agreement *****. Without limiting the foregoing, Novartis shall consult with Tanox, through the PSC and applicable Working Group(s) regarding its plans for, and activities with respect to, the Development of Products in the U.S.A. and shall advise Tanox, through the applicable Working Group(s) regarding its plans for, and activities with respect to, the Development of Products in the Exclusive Territories.

6.2 Development Activities in East Asia.

(a) Tanox shall have the primary responsibility for, and shall use Commercially Reasonable Efforts in, planning and conducting, in consultation with Novartis, such Development activities in countries in East Asia relating to Products as are agreed by the Project Steering Committee, at the direction of and under the oversight of the Clinical Development Group and in accordance with applicable work program, if any. Novartis shall assist and conduct such additional Development activities for countries in East Asia relating to Products as are agreed by the Project Steering Committee, at the direction of and under the oversight of the Clinical Development Group and in accordance with applicable work program, if any. Subject to the foregoing, each Party’s responsibilities with respect to such Development in countries in East Asia, and any work programs relating thereto, will be determined by the

Project Steering Committee. Development activities in East Asia shall be subject to review and approval by the Project Steering Committee as set forth in Article 4 above, and protocols for clinical trials and other studies with respect to any Product in East Asia shall be subject to review and approval by the Clinical Development Group and the Project Steering Committee.

(b) Subject to the terms of this Agreement, Novartis shall be the official holder of the Approvals for Products in Co-Promotion EA Territories and will have primary responsibility for, and shall use Commercially Reasonable Efforts in, planning and conducting, with input from and in consultation with Tanox, all post-marketing clinical trials or Phase IV clinical trials intended to support expanded labeling or required to satisfy requirements imposed by a Public Authority in connection with any Approval of Products in Co-Promotion EA Territories. The Project Steering Committee shall decide which Party (or in the case of Novartis, its Affiliate designee) has primary responsibility for planning and conducting Phase IV clinical trials (other than any post-marketing clinical trial or Phase IV clinical trial intended to support expanded labeling or required to satisfy requirements imposed by a Public Authority in connection with any Approval). The Project Steering Committee will determine which of Novartis (or its Affiliate designee) or Tanox shall have the primary responsibility for planning and conducting all other clinical trials of Products in Co-Promotion EA Territories.

(c) For Co-Marketing EA Territories, subject to Section 6.2(a) above, the Parties shall reasonably agree upon a fair and appropriate arrangement for Development of the applicable Products and for obtaining necessary Approvals with respect thereto, based on the model of an arms length arrangement between two parties separately bringing to market the same product in the same country under separate trademarks, but in any event with the goal of finding the fastest and most efficient manner of obtaining Approval for such Product and of facilitating global coordination for worldwide Development of such Product.

(d) Tanox and Novartis shall *****, and the Parties shall reasonably agree on an appropriate process for reimbursement, as applicable, of such costs.

6.3 Development Activities in the U.S.A.

(a) Novartis shall be responsible for, and shall use Commercially Reasonable Efforts in, planning and conducting such Development activities for the U.S.A. relating to Products as are agreed by the Project Steering Committee, at the direction of and under the oversight of the Clinical Development Group and in accordance with applicable work programs, if any. Development activities in the U.S.A. shall be subject to review and approval by the Project Steering Committee as set forth in Article 4 above, and protocols for clinical trials and other studies with respect to any Product in the U.S.A. shall be subject to review and approval by the Clinical Development Group and the Project Steering Committee.

(b) Subject to the terms of this Agreement, Novartis, as official holder of the Approvals for Products in the U.S.A., will have primary responsibility for, and shall use Commercially Reasonable Efforts in, planning and conducting, with input from and in consultation with Tanox, all post-marketing clinical trials or Phase IV clinical trials intended to support expanded labeling or required to satisfy requirements imposed by a Public Authority in connection with any Approval of Products in the U.S.A. The Project Steering Committee shall decide which Party (or in the case of Novartis, its Affiliate designee) has primary responsibility for planning and conducting all other clinical trials of Products in the U.S.A.

(c) *****.

6.4 Development Activities in Exclusive Territories. Novartis shall be responsible for, and shall use Commercially Reasonable Efforts in, planning and conducting all Development activities relating to Products in the Exclusive Territories; provided, however, that Novartis shall advise Tanox, through the Development Working Group, regarding its plans for, and activities with respect to, the Development of Products in the Exclusive Territories. All Development Costs incurred by Novartis in Developing Products for the Exclusive Territories will be borne*****.

6.5 Sharing of Development Results. Each Party shall share with the other through the PSC or appropriate Working Group, the results of Development activities with respect to Products undertaken by such Party as contemplated by this Agreement.

6.6 Regulatory Activities.

(a) With respect to regulatory activities in all countries that are not Co-Marketing EA Territories:

(i) Novartis shall use Commercially Reasonable Efforts to apply for, obtain and maintain any Approvals and any other licenses, permits, approvals or registrations as may be required by the FDA or any other relevant Public Authority for Commercializing Products in the United States and in such other countries in the world as Commercially Reasonable Efforts would require;

(ii) Both Parties will have full access to all submissions to, including clinical studies and other supporting information, and communications with, the FDA and foreign counterparts thereof relating to the Product(s), and each Party, or its Affiliate(s) (or in the case of Novartis and at its discretion, sublicensees), shall have the irrevocable right to refer to and cross-reference in accordance with applicable Legal Requirements all such documents for purposes of obtaining an Approval for a Product in a Co-Marketing EA Country (to the extent Tanox is applying for an Approval for such Product in accordance with Sections 6.2(c) and 6.6(b)) or an Abandoned Product;

(iii) Except as otherwise agreed by the Project Steering Committee or as required by Legal Requirements, Novartis shall comply with all regulatory requirements, and shall maintain all government agency contacts, relating to the Products; such activities shall include maintaining and updating any Approvals, the development and submission of Approval Applications for new indications (if any, and after approval by the Project Steering Committee), the reporting of any adverse incidents or drug reactions to the FDA or other Public Authority, and the filing with the FDA or other Public Authority of any promotional and other materials as may be necessary to comply with Legal Requirements;

(iv) Tanox shall cooperate with Novartis to obtain and maintain the effectiveness of any Approvals and any licenses, permits, approvals or registrations obtained in connection with the performance of this Agreement, including by providing materials, information and necessary personnel in connection with regulatory approval functions; and

(v) Subject to Sections 6.2(c) and 6.6(b)with respect to Co-Marketing (if any) in East Asia, Novartis will hold all Approvals for Products, subject to: (A) providing Tanox, promptly on Novartis’ receipt thereof, with copies of all material Products licensing/regulatory affairs correspondence and materials with respect to Approval activities in the USA or the Co-Promotion EA Territories; (B) promptly notifying Tanox of any meetings or material communications between Novartis and the FDA or other regulatory agency in the Co-Promotion EA Territories; (C) the right of Tanox to attend and participate in such meetings and to review, comment upon and approve all such written material communications including, without limitation, draft documents, meeting materials, letters and submissions to the FDA.

(b) With respect to regulatory activities in all Co-Marketing EA Territories, the Parties will operate in accordance with the arrangement agreed upon under Section 6.2(c).

(c) Novartis and Tanox shall timely advise each other of (i) all adverse drug reactions and other similar matters relevant to maintaining approvals and registrations of the Product(s) of which either of them may be aware and (ii) any governmental regulatory problems, notices, actions or material communications relating to the Product(s).

6.7 Safety and Reporting. Prior to the commencement of clinical development of any Product hereunder, the Parties shall establish and implement a procedure for the mutual exchange of adverse event reports and safety information associated with Products. Details of the operating procedure shall be the subject of a Safety Addendum (“Safety Addendum”) to this Agreement, to be agreed between the designated pharmacovigilance primary liaisons of the Parties. The Safety Addendum shall be agreed in writing and implemented at a time sufficient to permit compliance with Legal Requirements. The Safety Addendum may be updated by the Parties in writing from time to time and expanded as needed to permit compliance with new Legal Requirements. Notwithstanding the foregoing, during the Term of this Agreement, each Party shall notify the other and the PSC immediately of any information received by it regarding any threatened or pending action by the FDA or any Public Authority which may affect the safety, efficacy or other labeling claims of any Product. Upon receipt of any such information, the Parties shall discuss such information and possible actions with respect thereto, and the PSC shall determine a procedure for taking appropriate action. Each Party shall provide to the other copies of any periodical safety update reports issued by such Party with respect to any Product. Notwithstanding the foregoing, nothing contained herein shall be construed as restricting any Party’s right to make a timely report of such matter to the FDA or any other Public Authority or take other action that it deems to be appropriate with respect to such matter or required by Legal Requirements with respect to such matter.

6.8 *****.

6.9 Abandonment of Products by Novartis.

(a) Novartis may voluntarily abandon its right and obligation hereunder to Develop and Commercialize a given Product (including its related Family of Antibodies and Novartis derivatives thereof), upon written notice to Tanox, at any time prior to submission of the first BLA (or foreign equivalent) for such Product(s) to the FDA (or foreign equivalent) in the first Major Country. Between the time of submission and the time of approval of said BLA, Novartis may voluntarily abandon its right and obligation hereunder to Commercialize such Product(s), upon written notice to Tanox, solely for the reasons set forth in Section 13.2(a)(ii) as grounds for a termination. In the event of any voluntary abandonment under this Section 6.9(a) the applicable Product (including its related Family of Antibodies and Novartis derivatives thereof) shall become, upon the giving of notice by Novartis, an Abandoned Product hereunder and the “Applicable Territory” for such Abandoned Product shall be worldwide.

(b) The Parties acknowledge and agree that, in Developing and Commercializing a particular Product on a worldwide basis, Commercially Reasonable Efforts may not require the Development and Commercialization of such Product in all countries. In the event Commercially Reasonable Efforts would require Novartis to Develop and Commercialize a Product in a particular country, Novartis may voluntarily abandon its right and obligation hereunder to Develop and Commercialize such Product (including its related Family of Antibodies and Novartis derivatives thereof) in such country subject to and only in accordance with the following provisions. If Novartis elects not to pursue Development and Commercialization of a Product in a given country, whether or not Commercially Reasonable Efforts so require, Novartis shall provide written notice to Tanox, within ***** after the filing any Approval application in the first of the U.S.A. or in any Major Country with respect to abandonment in any Major Country, and within ***** after the filing any Approval application in the first of the U.S.A. or in any Major Country with respect to abandonment in any country other than a Major Country (the end of such period being the “Opt Out Date”), indicating (i) the country(ies) in which Development and Commercialization will not be pursued, (ii) the reasons for not pursuing Development and Commercialization in such jurisdiction(s), including without limitation, whether Novartis asserts that Commercially Reasonable Efforts does or does not require pursuit of such Product in such country, and (iii) any material facts and analyses upon which Novartis based its decision.

Without limiting Novartis’ obligation to exercise Commercially Reasonable Efforts hereunder, if, as a result of comments or discussions with the regulatory agencies regarding an Approval application for such Product in the U.S.A. or other Major Country (as the case may be): (i) a further or revised Approval application must be filed or (ii) the expected indications for which Approval may be secured for the Product in any country is significantly more limited than anticipated as of the applicable Opt-Out Date, or if the cost of Development, due to additional required trials, is significantly more than anticipated as of the applicable Opt-Out Date, Novartis may extend such Opt-Out Date for the applicable Product to the date that is ***** after the first Approval in the U.S.A. or Major Country with respect to abandonment in a Major Country and ***** after the first Approval in the U.S.A. or Major Country with respect to abandonment in a country other than a Major Country. In such event, at any time prior to such extended Opt-Out Date; but as soon as Novartis has made a decision (if any) to abandon a particular country, Novartis may, by notice in writing to Tanox, amend its notice issued pursuant to the preceding paragraph.

Within ***** of Tanox’s receipt of any timely notice in which Novartis asserts that failure to Develop or Commercialize a Product in a particular jurisdiction(s) is consistent with Commercially Reasonable Efforts (and therefore abandonment hereunder has not occurred), Tanox shall advise Novartis whether Tanox agrees with Novartis’ assertion. If Tanox disagrees, either Party shall be free to initiate the Dispute Resolution procedures set forth in Section 14.5 with respect to such matter. Novartis may not abandon a Product in a given jurisdiction under this Section 6.9(b) unless it gives timely notice thereof in accordance with the foregoing. Any Product that Novartis abandons in a given country(ies) under this Section 6.9(b), which abandonment is not consistent with Commercially Reasonable Efforts, shall become, upon the giving of notice by Novartis or, in the event that the Parties disagree, relevant determination by the arbitrators, an Abandoned Product hereunder, and the “Applicable Territory” for such Abandoned Product shall be all the country(ies) where abandonment is designated in such notice.

(c) If at any time Novartis fails to use Commercially Reasonable Efforts to Develop and Commercialize at least one Antibody in each Family of Antibodies in a particular country, Tanox may issue notice to Novartis identifying such Product, the country in which it is alleged that the has been a failure to use Commercially Reasonable Efforts and the grounds for such assertion. In the event that Novartis disputes Tanox’s assertion of a failure to use Commercially Reasonable Efforts, the dispute shall be subject to the provisions of Section 14.5. If any such failure to use Commercially Reasonable Efforts is not remedied within ***** (provided that Novartis has initiated reasonable efforts to cure such breach within*****) from the date of written notice from Tanox identifying such failure (or, in the event that Novartis disputes Tanox’s assertion of a failure to use Commercially Reasonable Efforts, within the reasonable period *****, if any, permitted by the arbitration panel for such cure following resolution of the dispute in accordance with Section 14.5), Novartis shall be deemed to have abandoned its rights hereunder to Develop and Commercialize such Product(s) in such country. Such Product shall become, upon expiration of the ***** cure period without the failure being remedied, an Abandoned Product hereunder and the “Applicable Territory” for such Abandoned Product shall be all the country(ies) where the Commercially Reasonable Efforts obligation has not been fulfilled. The foregoing does not limit any rights or remedies of Tanox with respect to any breach by Novartis of this Agreement.

(d) Upon the abandonment or deemed abandonment by Novartis of a Product in one or more jurisdictions as provided in clauses (a) through (c) above, Tanox will have the right (but not the obligation) to pursue Development and Commercialization of such Abandoned Product (including its related Family of Antibodies and Novartis derivatives thereof) in the Applicable Territory at Tanox’s sole expense, either directly or through one or more sublicensees as more fully provided in Section 8.5 hereof. In the event that the Applicable Territory for the Abandoned Product is worldwide and Tanox chooses to continue Development and Commercialization of such Abandoned Product, the provisions of Sections 6.9(e) and 13.3(d) shall apply with respect to such Abandoned Product. In the event that the Applicable Territory for such Abandoned Product is not worldwide and Tanox chooses to continue Development and Commercialization of such Abandoned Product, the provisions of Sections 6.7(f) and 13.3(d) (in so far as relates to such Applicable Territory only) shall apply, and if

Novartis is manufacturing and supplying the Abandoned Product for countries outside the Applicable Territory pursuant to Section 7.5(b), it shall supply such Abandoned Product to Tanox for sale by Tanox in the Applicable Territory at *****. In any event, Novartis shall provide all cooperation and assistance reasonably requested by Tanox to enable Tanox (or its designee) to assume with as little disruption as reasonably possible, the continued manufacture (if applicable), Development and Commercialization of the Abandoned Products in the Applicable Territories then being Commercialized or Developed hereunder at the time of abandonment (the “Active Products”), if Tanox so chooses to pursue such continued manufacture, Development and/or Commercialization. Such cooperation and assistance shall be provided in a prompt and timely manner (having regard to the nature of the cooperation or assistance requested) and shall include, without limitation, the matters consistent with those set forth in Schedule D (“Transitional Arrangements”) to the TCA.

(e) With respect to any Abandoned Product for which the Applicable Territory is worldwide which such Abandoned Product has been abandoned subsequent to initiation of Phase III clinical trials therefor in the U.S.A. or any Major Country, in the event Tanox chooses to continue Development and Commercialization of such Abandoned Product, Tanox shall pay to Novartis*****.

(f) Notwithstanding any other provision of this Agreement, with respect to any Abandoned Product for which the Applicable Territory is not worldwide, Tanox shall not, without Novartis’ prior written consent, Develop or Commercialize such Abandoned Product in any country where such Development or Commercialization would be likely to *****.

6.10 Opt-Out by Tanox. Tanox may voluntarily abandon its rights and obligations hereunder to Develop and Commercialize a given Product (including its related Family of Antibodies and Novartis derivatives thereof) in one or more countries in East Asia, upon written notice to Novartis, at any time prior to the date which is ***** prior to the anticipated date of commercial launch of such Product in such country in East Asia. In such event, Tanox and Novartis shall no longer be obligated hereunder to Develop or Commercialize such abandoned Product in such abandoned country and Novartis shall have the right, but not the obligation, to continue the Development and Commercialization of such Product in such country, alone or with one or more Third Parties, without further obligation to Tanox with respect thereto, other than the obligation to pay royalties as set forth in Section 9.2 and applicable obligations under Articles 10 and 11. For the avoidance of doubt, in no event will Novartis be obliged to reimburse Tanox for *****.

7.	Product Manufacturing.

7.1 Manufacturing Products. Novartis and Tanox (to the extent each is obligated to manufacture and supply under Sections 7.4 and 7.5) shall use Commercially Reasonable Efforts, through the mechanisms set forth in this Agreement (including through a worldwide manufacturing and supply plan approved by the Project Steering Committee) and any Manufacturing and Supply Agreement(s), to ensure that an adequate supply of Products is available to meet worldwide clinical requirements and commercial requirements. The Parties’ specific obligations and responsibilities with respect to manufacture and supply of clinical requirements and commercial requirements of Product shall be as set forth in this Article 7, the Manufacturing and Supply Agreements and any approved worldwide manufacturing and supply plan (provided, however, that in no event shall any worldwide manufacturing and supply plan modify or amend any provision of this Agreement or any Manufacturing and Supply Agreement or impose a new obligation on any Party without its consent).

7.2 Commercially Reasonable Efforts*****. To the extent that it is manufacturing any Product as provided in this Article 7, each Party shall *****.

7.3 Allocation of Product Supply. The Project Steering Committee shall have the responsibility and authority to allocate available supplies of Products between different markets on a global basis consistent with *****.

7.4 Preclinical, Phase I and Phase II(a) Requirements. Tanox shall manufacture Product(s) required for pre-clinical and Phase I and Phase II (excluding any Phase II(b)) clinical trials pursuant to a clinical development plan and budget approved by the Project Steering Committee, subject to reimbursement by Novartis of Tanox’s *****. *****.

7.5 Phase II(b), Phase III and Commercial Requirements.

(a) In the event that Tanox desires to manufacture and supply all or some portion of a given Product as required for Phase II(b) and Phase III clinical development and worldwide Commercialization, it shall provide written notice thereof to Novartis within ***** after initiation of the first Phase II clinical trials for such Product. ***** Upon receipt of such notice by Novartis, Novartis shall have ***** to review and consider such proposal and to request additional information reasonably necessary (and reasonably available from Tanox) for Novartis to evaluate the proposal. ***** Novartis is free to propose revised or new terms to Tanox. If, within such ***** period, Novartis decides to have Tanox manufacture such Product under such proposed terms and conditions (or such revised terms as Tanox may agree within such time period), Novartis shall advise Tanox of such in writing, and Novartis and Tanox shall thereafter negotiate in good faith a Manufacture and Supply Agreement with terms and conditions that are consistent with the terms and conditions in Tanox’s notice and this Agreement. Such Manufacture and Supply Agreement shall provide that Novartis shall purchase such Product from Tanox at a price equivalent to ***** (except for Product supplied for sale in Co-Promotion EA Territories, and the USA unless Tanox exercises Option IV as set forth in Section 8.3(a)(iv), which Product shall be sold to Novartis at ***** and shall contain such other terms and conditions as are reasonable and customary in supply agreements for similar products including, without limitation, warranties, disclaimer of implied and express warranties, limitation of liability, and indemnification provisions. If Tanox does not provide a notice of proposed manufacturing with respect to a given Product within the ***** period provided above, or if Novartis does not accept Tanox’s manufacturing proposal within the other ***** period provided above, Tanox shall have no right or obligation to manufacture or supply such Product hereunder beyond Phase II clinical trials.

(b) In the event that Tanox does not manufacture and supply such Product required for post-Phase II clinical trials and Commercialization as provided for under (a) above, Novartis shall have the exclusive right and obligation to manufacture and supply (itself or through an Affiliate or worldwide sublicensee) the worldwide post-Phase II development and commercial requirements for such Product, in accordance with the remainder of this Article 7 and the terms of a technology transfer agreement to be entered into between the Parties to govern the transfer or any manufacturing technology from Tanox to Novartis. Such Product shall be supplied by Novartis: (i) at ***** for countries other than EA Co-Marketing Countries and the USA (unless Tanox exercises Option IV as set forth in Section 8.3(a)(iv)); and (ii) at ***** for EA Co-Marketing Countries and the USA (unless Tanox exercises Option IV as set forth in Section 8.3(a)(iv)). In the event that any Product is to be sold by Tanox in a Co-Marketing EA Territory, Novartis and Tanox shall negotiate in good faith a Manufacture and Supply Agreement, which shall provide, among other things, that Novartis shall supply Product to Tanox at a price equivalent to ***** for sale by Tanox in such Co-Marketing EA Territories. For any territories under which profit and loss sharing between Novartis and Tanox applies, the applicable supply price ***** for Novartis shall be included within the calculation of such net profit and net loss (rather than paid separately by one party to the other).

(c) In the event Novartis manufactures and supply any Product hereunder, ***** Novartis shall pay Tanox, in the aggregate for each calendar year and for each Product not manufactured by Tanox (on a Product-by-Product basis), commencing in the year of the first commercial production, an amount equal *****. For any territories under which profit and loss sharing between Novartis and Tanox applies, the applicable supply price ***** for Novartis shall be included within the calculation of such net profit and net loss (rather than paid separately by one party to the other).

8.	Commercialization.

8.1 General Obligations; Exclusive Territories. Subject to Section 6.9, Novartis will bear overall responsibility, and shall use Commercially Reasonable Efforts, to Commercialize the Product(s) and optimize the value of the Product(s) to the Parties worldwide;***** Subject to the terms and conditions of this Agreement, Novartis will have Exclusive Rights to Commercialize Products in the Exclusive Territories during the Agreement Term. *****

8.2 Commercialization in East Asia. Subject to the terms and provisions of this Agreement, both Tanox and Novartis will have Semi-Exclusive, Co-Marketing Rights (and/or, if necessary, Co-Promotion Rights) in East Asia as more fully described herein during the Agreement Term; provided, however, that neither Party will Commercialize, directly or indirectly, any Product or Potential Product, or any modified version of either of them, other than: (i) a Product co-Developed by the Parties for East Asia as set forth in Section 6.2; (ii) an Abandoned Product in the applicable country in East Asia; or (iii) with respect to Tanox only, a Potential Product which was not accepted by Novartis pursuant to Section 2.1. Costs and profits for Commercialization of Products in East Asia shall be allocated as set forth in Section 9.4.

(a) To the extent allowed by any Legal Requirements in each country in East Asia, Tanox and Novartis shall Co-Market Products through independent sales forces and under independent trademarks. Tanox and Novartis agree to negotiate in good faith a Co-Marketing agreement setting forth the details of such Co-Marketing arrangement (in accordance with the terms and conditions described in this Section 8.2 and elsewhere in this Agreement as applicable) at a mutually agreeable time prior to the earlier of commencement of clinical trials for such country or preparation of any Approval application for such country. Such Co-Marketing Agreement shall contain appropriate cross indemnities.

(b) In countries in East Asia where Co-Marketing as set forth in clause (a) above is prohibited by Legal Requirements, Tanox and Novartis shall Co-Promote Products. To the extent allowed by any Legal Requirements in such countries, Novartis and Tanox shall coordinate the promotion of Products by Novartis and Tanox (each with a direct or contracted sales force comprised, in each case, of appropriately experienced and qualified sales representatives), which Products will be invoiced, booked and distributed by Novartis under a trademark chosen by Novartis with due consideration to trademark suggestions, if any, from Tanox. Tanox and Novartis agree to negotiate in good faith a Co-Promotion agreement setting forth the details of such Co-Promotion arrangement (in accordance with the terms and conditions described in this Section 8.2 and elsewhere in this Agreement as applicable) at a mutually agreeable time prior to the earlier of commencement of clinical trials for such country or preparation of any Approval application for such country.

(c) In countries in East Asia where both Co-Marketing, as set forth in (a) and Co-Promotion as set forth in (b) are prohibited by Legal Requirements, Novartis shall Commercialize such Products in such countries and Tanox and Novartis shall*****.

8.3 Commercialization in U.S.A.

(a) Upon receipt of data showing that the primary endpoint(s) have been met in all pivotal Phase III clinical trials for the initial Approval of a Product for sale in the U.S.A., Novartis shall provide to Tanox a written report detailing all Development Costs incurred by or on behalf of Novartis in the U.S.A. to date for such Product. Within ***** of receiving such report, Tanox shall provide written notice to Novartis indicating which of the following options Tanox desires to pursue:

(i) Tanox may participate in Co-Promotion of such Product in the U.S.A. (including by providing a direct or contracted sales force comprised, in each case, of appropriately experienced and qualified sales representatives) and share U.S.A. Development Costs and Net Profits and Net Losses in the U.S.A. with respect to such Product on an ***** basis (“Option I”);

(ii) Tanox may share U.S. Development Costs and Commercialization Costs and Net Profits and Net Losses in the U.S.A. with respect to such Product on an *****) basis (“Option II”);

(iii) Tanox may share U.S. Development Costs and Net Profits and Net Losses in the U.S.A. with respect to such Product on a ***** basis (“Option III”); and

(iv) Tanox may forego participation in costs and net profits on such Product in the U.S.A (and not have the obligation to share U.S. Development Costs), in which case the U.S.A. shall be deemed to be an Exclusive Territory, and Novartis’ only financial obligation to Tanox with respect thereto will be to pay Tanox the milestones and royalties on U.S.A. Net Sales as set forth Sections 9.1 and 9.2(a)(i) and (iv) (“Option IV”);

provided that, in the case of Option I, Option II or Option III: (A) Net Profits and Net Losses shall be determined in accordance with a financial appendix to be agreed upon by the Parties within ***** of the earlier of the approval of the first development plan for East Asia and Tanox’s selection of any of such options, which shall be substantially consistent with the applicable portions of the Financial Appendices to the TCA and Ancillary D&L Agreement (which financial appendix to this Agreement shall also cover East Asia); and (B) Tanox’s obligation for such U.S.A. Development Costs will be paid solely out of *****

(b) In the event that Tanox elects Option I, Tanox and Novartis agree to negotiate in good faith a Co-Promotion agreement which shall set forth the details of their Co-Promotion arrangement (in accordance with the terms and conditions described in this Section 8.3 and elsewhere in this Agreement as applicable). Such negotiation shall commence upon the delivery to Novartis of Tanox’s election of Option I.

(c) Subject to Article 4 and applicable committee consideration and approvals, Tanox acknowledges that it shall permit Novartis to design and implement the overall marketing and sales program as Novartis determines is commercially reasonable for the Product(s), with consideration of such input as Tanox representatives may from time to time provide, for a reasonable time following the launch of the Product(s). Novartis acknowledges that after said reasonable time which shall be no less than ***** following the commercial launch of the Product(s) in the U.S.A., *****. For the avoidance of doubt, nothing in this Section 8.3(c) shall limit Novartis’ obligations hereunder to exercise Commercially Reasonable Efforts or limit Tanox’s remedies with respect thereto.

8.4 If Novartis abandons or is deemed to have abandoned its right to Develop and Commercialize a Product in a country as provided in Section 6.9, then (i) Tanox shall thereafter be granted or retain the Exclusive Rights to Develop and Commercialize such Product in such country under all Tanox and Novartis Patent Rights and Know-How, and (ii) Tanox or a Third Party licensee or sublicensee of Tanox may freely carry on future Development and Commercialization of the Abandoned Product in the Applicable Territory, without further obligation to Novartis; provided, however, that where the Abandoned Product is no longer being Developed or Commercialized by Novartis in any country: (i) Tanox shall be subject to ***** and (ii) the Novartis Patent Rights included in the foregoing license shall be limited to those that cover the Abandoned Product in the form that existed or was contemplated to exist at the time of abandonment.

9.	Financial Commitments of Novartis

9.1 Milestone Payments. Novartis shall pay the following amounts to Tanox within ***** of the occurrence of the events specified hereinafter:

Event	Payment
*****
1. *****	*****
2. *****	*****
3. *****	*****
4. *****	*****
5. *****	*****
6. *****	*****
7. *****	*****
8. *****	*****

The above payments shall be made on a Product-by-Product basis for each different Product Developed and/or Commercialized hereunder (with “Product-by-Product” measured by reference to whether separate Approvals (excluding supplemental Approvals) are required for the Products to be compared) *****.

9.2 Royalties.

(a) In consideration of the rights herewith granted, Novartis shall pay royalties to Tanox on Net Sales of the Product(s) based on the following:

(i) in all Exclusive Territories, for all applicable countries in the Exclusive Territories (aggregated together), for the applicable Royalty Period with respect to each such country, on a Product-by-Product basis, on all Net Sales of each Product covered by a Valid Claim of an Exclusively Licensed Tanox Patent Right within a calendar year:

on that portion of the aggregate Net Sales in that calendar year which does not exceed ***** of all units of such Product, the manufacture, importation, use or sale of which in a country would infringe (absent a license) a Valid Claim of an Exclusively Licensed Tanox Patent Right in such country: *****

on that portion of the aggregate Net Sales in that calendar year which is greater than ***** but does not exceed ***** of all units of such Product, the manufacture, importation, use or sale of which in a country would infringe (absent a license) a Valid Claim of an Exclusively Licensed Tanox Patent Right in such country: *****

on that portion of the aggregate Net Sales in that calendar year which is greater than ***** of all units of such Product, the manufacture, importation, use or sale of which in a country would infringe (absent a license) a Valid Claim of an Exclusively Licensed Tanox Patent Right in such country: *****

provided, however, that in the event that more than one Product is covered by the same Valid Claim of an Exclusively Licensed Tanox Patent Right in a country in the Exclusive Territories, then the Net Sales of each such Product in such country shall be aggregated to calculate the thresholds set forth above.

(ii) in all Semi-exclusive Territories, for the applicable Royalty Period, on Net Sales of Product(s) covered by a Valid Claim of an Exclusively Licensed Tanox Patent Right within a calendar year (in the aggregate): *****

(iii) in countries outside of the U.S.A., for the applicable Royalty Period, on Net Sales within a calendar year of all Products not covered by a Valid Claim of an Exclusively Licensed Tanox Patent Right(s): *****

(iv) in the U.S.A., for the applicable Royalty Period, on Net Sales within a calendar year of all Products not covered by a Valid Claim of an Exclusively Licensed Tanox Patent Right(s): *****

Notwithstanding the foregoing, the royalties payable to Tanox under this Section 9.2(a) shall be reduced, on a country-by-country and Product-by-Product basis, by an amount equal to the amounts set forth in Section 10.2(b) with respect to sales of such Product in such country for the applicable period, subject to the limits set forth in Section 10.2(b) and Section 9.3.

(b) Tanox may permanently waive its Semi-Exclusive Rights in one or more countries in the Semi-exclusive Territory by giving written notice thereof to Novartis, as provided for in Section 6.10 with respect to East Asia and in Section 8.3(a) with respect to the USA. In that event, such countries shall thereafter be considered as countries within the Exclusive Territories with Exclusive Rights held by Novartis for purposes of calculating royalties on Net Sales of such Product.

(c) If any Product contains an Antibody and one or more therapeutically active substances besides an Antibody within the same Family of Antibodies (or Novartis derivatives thereof) and besides any other Antibody licensed from Tanox to Novartis hereunder, and such other active substances are of comparable significance, or the added one(s)

are of greater significance than such Antibody, then the Parties shall in good faith renegotiate a reduction to the above royalty rates applicable to such Product.

(d) When royalty payments to Tanox become due, Novartis shall have the right to receive a credit for ***** of the total amount of each such royalty payment (aggregated worldwide) until such time as the cumulative credits received under this provision shall equal the sum of (i) ***** of the amounts paid under Section 9.1, event numbers 5, 6, 7 and 8 only, and (ii) such amounts as may be permitted to be credited against royalty payments under Section 8.3; provided however,*****

(e) If in any country any Product is covered by more than one of Tanox’s Patent Rights which entitles Tanox to royalty payments hereunder, the highest royalty rate shall be applicable, but no cumulation of royalties shall be made.

(f) The royalties for a given Product in a given country shall be payable for the applicable Royalty Period for such Product and country. If all Valid Claims of the Tanox Exclusively Licensed Patents expire in a country prior to the end of the ***** period following the first commercial sale of the Product in that country, then the royalty rate for that country shall thereafter drop to the rate applicable in countries without patent protection.

(g) All royalty payments shall be made in U.S. Dollars for each ***** within ***** after the end of such *****. Such royalty payments shall be accompanied by a written statement indicating gross sales and Net Sales of the Product(s), as applicable, by country. Should any Party fail to make any payment to another Party under this Agreement when due, unless and to the extent that the payment obligation is disputed (in good faith), the unpaid amount shall bear interest from the date due until paid at a rate equal to *****.

For the purpose of this Agreement, for Novartis all currencies will be converted using the then Novartis official currency conversion system *****. For the purpose of this Agreement, for Tanox all currencies will be converted using a standard currency conversion system.

(h) If Novartis is required to pay or withhold any income tax or other tax with respect to royalty payments, Novartis shall first (i) furnish Tanox, in writing, with satisfactory evidence that such payment or withholding is required, (ii) give Tanox its reasonable assistance to enable or assist Tanox to claim exemption from any such deduction and (iii) shall provide satisfactory documentation to confirm the payment of the tax.

(i) To the extent and as long as the laws and/or regulations in force in any country prohibit the payment, conversion or remittance of the royalties as hereby contemplated, Novartis’ obligations under this Section 9.2. shall be discharged by the deposit thereof to the account of Tanox, or its designee, in any commercial bank or trust company selected by Tanox located in such country; provided, that no infraction of law or regulation occurs in making such deposit.

(j) Each Party shall maintain books and records of account in sufficient detail to permit a determination of the accuracy of the payments made to the other hereunder and the amount of any discrepancy for a period of at least ***** from the date of their origin unless the records are in dispute. If the records are in dispute, the Party whose records are disputed shall keep the records until the dispute is settled.

(k) Each of the Parties shall, at its expense (except as provided below), have the right to audit, on an annual basis, the records maintained by the other Party under Section 9.2(j) in order to determine, with respect to any calendar year, the accuracy of any report or payment made or required to be made under this Agreement. If a Party desires to audit such records, it shall engage an internationally-recognized independent accounting firm reasonably acceptable to the other Party to examine such records during normal business hours; provided, however, that such right to audit shall be exercised only on at least ***** advance written notice, shall not occur more than once in any twelve (12) month period, and shall not occur more than once per year in the ***** following termination or expiration of this Agreement (with such audit rights expiring after such ***** period). Such accountant may not be paid on a contingency or other basis related to the outcome of the audit. Furthermore, such accountant shall, prior to the audit, enter into a confidentiality agreement with the audited Party prohibiting the accountant from disclosing or using information obtained in connection with the audit other than the resulting accuracy, provided however that the accountant shall be permitted to provide to the auditing Party information which should properly have been contained in any report required hereunder or otherwise disclosable to such Party. If the audit shows any under-reporting or underpayment, or overcharging by any Party, that under-reporting, underpayment or overcharging shall be reported to the other Party and the underpaying or overcharging Party(s) shall remit such underpayment or reimburse such overcompensation (together with interest as provided above with respect to any underpayment or overcharge) to the underpaid or overcharged Party(s) within ***** of receiving the audit report. The expense of such audit shall be borne by the auditing Party; provided, however, that if an error of more than ***** in favor of the audited Party is discovered, then such expenses shall be paid by the audited Party.

9.3 Royalty reduction floor. Notwithstanding any other set-offs, credits or other reductions to royalties which may be provided under this Agreement, the Parties agree that the total annual aggregate royalties and profit share payments payable to Tanox under this Agreement shall in no event be reduced by greater than ***** of the total annual aggregate amount which would be payable absent any such set-offs, credits or reductions.

9.4 Cost and Profit Sharing in East Asia.

(a) All Development Costs associated with Development activities undertaken for Commercialization of Product(s) in East Asia, which may include production of clinical materials, clinical trials and other activities for obtaining marketing authorization, and supporting activities/services and fees, shall be shared between Novartis and Tanox*****, except to the extent that each Party is undertaking any such activity separately in an Co-Marketing EA Territory, in which case *****.

(b) All Net Profits and Net Losses in East Asia from Commercialization of the Product in Co-Promotion EA Territories shall be shared between Novartis and Tanox *****, and*****.

(c) All costs for the manufacture/purchase of Product(s) and the costs for Commercialization in Co-Marketing EA Territories, *****

(d) Each Party shall*****.

9.5 Cost and Profit Sharing in U.S.A. In the event that Tanox exercises Option I, II or III as set forth in Section 8.3, Development Costs, net profits and net losses in the U.S.A shall be shared as set forth in Sections 8.3(a)(i), (ii) and (iii), as applicable. In the event that Tanox exercises Option IV as set forth in Section 8.3,*****.

9.6 Loan Repayment Obligation. As of the Effective Date, the *****”Loan”, as described in Section 3 of the Supplemental Agreement and in the Term Sheet for Secured Loan by and between Tanox (as Borrower) and Novartis (as successor in interest to Ciba-Giegy, as Lender) dated as of December 13, 1994 (collectively, together with any definitive agreement between Tanox and Novartis implementing such Term Sheet, “Loan and Security Agreement”) and the other Loan Documents (as defined therein), together with any interest or penalties thereon, is hereby forgiven in full and Tanox shall have no obligation or liability to Novartis (or any of its Affiliates, successors or assigns) with respect to the Loan or any interest or penalties thereon. On the Effective Date: (i) the Loan and Security Agreement and the other Loan Documents and all other agreements executed by Tanox or any other obligor in connection with the Loan and Security Agreement will terminate, and Tanox and any other obligor under any of the Loan Documents will have no further liabilities or obligations thereunder; and (ii) all security interests that Tanox and the other obligors have granted to Novartis with regard to, or in connection with, the Loan and Security Agreement shall be released, automatically and without any further act. To further evidence and effect termination of the Loan and Security Agreement and the release of the security interests and liens granted to Novartis pursuant to the Loan and Security Agreement or any other agreement executed and delivered in connection therewith Novartis hereby authorizes Tanox to file any and all evidences of the termination of the security interests in any and all locations in which a UCC-1 or other evidence of the security interests was filed. Novartis agrees that at any time and from time to time, it will, and will execute and file such other termination statements or other agreements and instruments in form and substance reasonably satisfactory to Tanox or any other obligor, as the case may be, as Tanox or such obligor may reasonably request to further evidence and effect termination described in this Section 9.6.

9.7 Reimbursement of Development Costs. Subject to Section 6.2(d), Novartis shall reimburse Tanox for all Development Costs incurred by Tanox hereunder in accordance with budgets and plans approved by Novartis or the PSC or applicable Working Groups*****. Novartis shall reimburse such amounts on a ***** basis within ***** of its receipt of an invoice from Tanox therefore.

10.	Indemnification; Liability; Infringement.

10.1 Indemnification.

(a) Novartis shall indemnify, defend and hold Tanox, its Affiliates, successors, and permitted assigns and their respective directors, officers employees and agents

(the “Tanox Indemnitees”) harmless from and against any and all Third Party damages, costs, expenses, and other liabilities based upon *****

(b) Tanox shall indemnify, defend and hold Novartis, its Affiliates, successors, and permitted assigns and their respective directors, officers employees and agents (the “Novartis Indemnitees”) harmless from and against any and all Third Party damages, costs, expenses, and other liabilities based upon *****

(c) It is understood that neither Party nor their officers, directors and employees shall be liable for any loss or damage caused by the negligence of the other Party while the latter Party is performing its work under this Agreement.

(d) For purposes of this Section 10.1, the Party requesting indemnification hereunder shall give prompt written notice to the other Party of any Third Party suits, claims, actions, proceedings, investigations or demands which may give rise to any Damages for which indemnification will be sought under this Section 10.1, such notice to describe in reasonable detail the basis for the requesting Party’s claim for indemnification; provided, however, that failure to give such notice shall not relieve the indemnifying Party of its obligation to provide indemnification hereunder except, if and to the extent that such failure materially and adversely affects the ability of the indemnifying Party to defend the applicable claim, action, suit, investigation or proceeding.***** Neither the indemnifying Party nor the indemnified Party shall settle or dispose of any such matter in any manner which would materially and adversely affect the rights or interests of the other Party (including the obligation to indemnify hereunder) without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. The Parties shall cooperate with each other and their counsel, at the expense of the indemnifying Party, in the course of the defense of any such claim, action, suit, investigation or proceeding, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses, regardless of whether such Party is named as a party or is involved as an indemnified or indemnifying Party in any such claim, action, suit, investigation or proceeding. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the indemnified Party in connection with any claim will be reimbursed on a calendar quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the indemnified Party.

(e) Any and all Third Party damages, costs, expenses, and other liabilities (except Excluded Costs) incurred by a Party based upon any product liability claim, action, suit, proceeding or investigation by a Third Party (including without limitation claims by or on behalf of patients for personal injury or wrongful death) with respect to any Product Developed or Commercialized under this Agreement shall be *****.

10.2 *****.

(a) Tanox shall indemnify and hold harmless Novartis, its Affiliates and sublicensees from and against any and all damages, costs, expenses, and other liabilities incurred by them as the result of *****. Any amount due to Novartis, its Affiliates or sublicensees pursuant to this indemnification shall be paid solely out of royalties thereafter due by Novartis to Tanox hereunder (subject to the applicable terms of this Agreement).

(b) *****.

10.3 Infringement by a Third Party. If Tanox, Novartis, or its respective Affiliate(s) or sublicensees becomes aware of any actual or threatened infringement of any Novartis or Tanox Patent Rights in the Field, such Party shall promptly notify the other Party in writing. Subject to the TCA, Novartis and its Affiliate(s) or sublicensees, shall have the first right to bring, at Novartis’ own expense, an infringement action in the Field against any Third Party in its own name, or if necessary in the name of Tanox. If Novartis, or its Affiliate(s) or sublicensees, do not bring a particular patent infringement action with respect to a Tanox Patent Right (or any Novartis Patent Right which is specific to the Antibody in an Abandoned Product worldwide and which has been Developed and/or Commercialized by Tanox pursuant to Section 6.9) within ***** from the date of notification, or within ***** prior to expiration of any applicable statute of limitations on such action if earlier, Tanox shall be entitled to bring such infringement action at Tanox’s own expense. The Party not conducting such suit shall assist the other Party and cooperate in any such litigation at the other’s reasonable request without out-of-pocket expense to the Party providing such assistance. The award or settlement in such litigation shall*****.

10.4 Insurance. Prior to a Party hereunder initiating human clinical trials or the manufacture, marketing or sale of any Product(s) hereunder, such Party shall self-insure for, or procure and maintain, liability insurance in such amounts and having such limits and terms as are reasonable and customary in the industry for products of the nature of the Products.

10.5 Cost Sharing in Co-Promotion EA Territories. Notwithstanding any other provision of this Agreement (but without limiting the indemnity obligations of the Parties under Sections 10.1 and 10.2), the Parties acknowledge and agree that all damages (other than Excluded Costs) incurred by any Party with respect to any product liability claim, action, suit, proceeding or investigation by a Third Party (including without limitation claims by or on behalf of patients for personal injury or wrongful death and patent infringement) with respect to any Product Developed or Commercialized under this Agreement in Co-Promotion EA Territories shall be treated as ***** for the country in which the claim, action, suit, proceeding or investigation is brought.

11.	Confidentiality and Publications.

11.1 Confidentiality Obligations. Subject to the other terms of this Agreement (including Section 11.2 below), each Party acknowledges and agrees that all information provided pursuant to this Agreement by or on behalf of the other Party or its Affiliates (the “Disclosing Party”) to such Party or its Affiliates (the “Receiving Party”) is confidential and agrees (i) to maintain such information disclosed by a Disclosing Party in strict confidence and not disclose it to any Third Party and (ii) to use, and to cause its Affiliates to use, such information disclosed by a Disclosing Party solely for the purposes contemplated under this Agreement (including for the purpose of exercising a Party’s rights or performing a Party’s obligations under this Agreement).

11.2 Exclusions and Exceptions. The obligations under Section 11.1 above shall not apply to information of the Disclosing Party which the Receiving Party can show: (i) is or has become generally available to the public otherwise than through violation of the Receiving Party’s obligations under Section 11.1 above; (ii) has been received by the Receiving Party from a Third Party who did not acquire it directly or indirectly from the Disclosing Party; (iii) was in the Receiving Party’s possession prior to disclosure by the Disclosing Party; or (iv) was independently created by the Receiving Party without use of or reference to information provided by the Disclosing Party. In addition, the Receiving Party may disclose information disclosed by the Disclosing Party (i) to the extent required by the Receiving Party to comply with Legal Requirements (including applicable securities laws), to defend or prosecute litigation, or to file or prosecute patent applications relating to Patent Rights pursuant to Section 5.3 of this Agreement, provided that in each case the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure, and (ii) to any Affiliate of the receiving Party, or any employees, agents (including consultants), legal representatives, permitted sublicensees or any other Persons acting under the authorization of such Party or its Affiliate (collectively, “Authorized Recipients”), provided that such Authorized Recipients are bound by confidentiality obligations with respect to such information no less stringent than those set forth in Section 11.1. The Receiving Party shall be liable to the Disclosing Party for any breach of this Section 11 by the Receiving Party’s Authorized Recipients.

11.3 Scope of Information Covered. With effect from the date hereof, the provisions set forth in this Section 11 shall apply also to information disclosed under the Original D&L Agreement, other than any information with respect to any Anti-IgE Antibody or Anti-IgE Product.

11.4 Injunctive Relief. Each Party acknowledges that damages resulting from disclosure of any other Party’s confidential information in breach of the provisions of this Section 11 may be an inadequate remedy and that in the event of any such disclosure or threatened disclosure, the Party (or the Affiliate of a Party) owning or having rights to such information shall be entitled, at any time, to seek injunctive relief or other equitable relief in any court of competent jurisdiction in addition to any and all remedies available at law or in equity (provided that legal relief, such as damages, shall only be available under the alternative dispute resolution process set forth in Section 14.5).

11.5 Publication. The Parties acknowledge the legitimate interest of their respective employees in publishing findings under this Agreement to the scientific community. The Parties further acknowledge their competing mutual interest that publications be made and lectures, seminars, or other presentations be given only to the extent that both Parties’ commercial interests have been reasonably safeguarded through patent protection or otherwise so that Third Parties cannot make commercial and/or industrial use of the information contained in such disclosures. For this purpose, each Party shall ensure that the other shall have the opportunity to comment on any publication or oral presentation in public involving disclosure at least ***** prior to submission or presentation of any information under this Agreement that may constitute confidential information and that no such publication or presentation relating to such confidential information under this Agreement shall be made without such other Party’s prior written consent. The Party from which such consent is requested shall not unreasonably withhold or delay such consent. A request from the non-disclosing Party that any such publication or presentation be delayed until a patent application is filed thereon shall be a reasonable request to delay; provided, that such delay lasts no more than ***** from the date of such request.

12.	Right of First Refusal.

Novartis will have the right of first refusal to market any Potential Product(s) within the Field that are independently Developed by Tanox as permitted under Section 2.3 as follows. At such time, if any, as Tanox desires to license out all or part of the rights to any such Potential Product(s), Tanox shall provide Novartis with notice in writing of such intent, along with the terms and conditions upon which such license will be offered by Tanox. Such notice shall be accompanied by sufficient information regarding the molecular structure of such Potential Product, results of preclinical and clinical testing of the Potential Product, whether or not such testing was GLP and GCP compliant, intellectual property filings made (or proposed to be made) with respect to the Potential Product, the means by which the Potential Product is (and is proposed to be) produced and formulated, the estimated cost of goods and such other information as Tanox reasonably expects to provide to potential Third Party licensees. Novartis will have ***** after the date of receipt of such notice and information to notify Tanox, in writing, as to whether Novartis is exercising its right of first refusal hereunder. Upon receipt of such notice by Tanox, the Parties shall negotiate in good faith any details necessary to consummate such license transaction for the applicable Potential Product(s) within ***** from the date of Tanox’s receipt of Novartis’ notice and information (or such longer time as may be agreed between the Parties). At the conclusion of such negotiation period, unless Novartis and Tanox have reached written agreement with respect to the exercise of its rights for such Potential Product(s) (with closing to occur within ***** thereafter) or if Novartis fails to respond to Tanox within the initial ***** period, Tanox shall be free to conclude a license transaction with a Third Party for such Potential Product(s) in accordance with the terms and conditions that are*****

13.	Term; Termination.

13.1 Expiration. Unless earlier terminated as permitted hereunder, this Agreement shall remain in effect, on a country by country basis, for the Agreement Term.

13.2 Termination.

(a) Termination By Novartis

(i) Prior to submission of a registration package requesting Approval for commercial sale of the first Product(s) in the first Major Country, this Agreement and the licenses granted hereunder may be terminated by Novartis, with or without cause, at any time upon ***** prior written notice thereof to Tanox. During such period, pending the effectiveness of such termination notice, Novartis agrees to withhold public disclosure of such termination until it has provided the reasons for such termination to Tanox. Any payments according to Section 9.1 of this Agreement shall, however, not become payable by Novartis to Tanox during such ***** period.

(ii) Subsequent to submission of a registration package requesting approval for commercial sales of the Product(s) in the first Major Country, if Novartis reasonably determines, in good faith, that there are unanticipated limitations on the market opportunity represented by the Product(s) because of restrictive labeling requirements, side effects, absence of medical needs, conditions which in Novartis’ reasonable judgment make it commercially unreasonable to launch the Product(s), or similar problems, then this Agreement and the licenses granted hereunder may be terminated by Novartis upon ***** prior written notice thereof to Tanox. ***** Any payments according to Section 9.1 of this Agreement shall, however, not become payable by Novartis to Tanox during such ***** notice period.

(iii) Subsequent to commercial launch of Product(s) in the first Major Country, Novartis may terminate this Agreement and the licenses granted hereunder upon ***** prior written notice thereof to Tanox. During such notice period: (A) Novartis shall use Commercially Reasonable Efforts to continue Commercialization of the Product(s) in such countries as the Product(s) were being Commercialized at the time of its notice of termination and will continue to use Commercially Reasonable Efforts with respect to any Development activities with respect to the Product(s) which were ongoing at the time of its notice of termination; and (B) Tanox may, by written notice to Novartis, terminate the Agreement with respect to any particular country with effect from the date set forth in such notice (which date shall not be less than ***** after the receipt by Novartis of such notice).

(b) Termination for Cause. Either Party may terminate this Agreement in the event of a material breach by the other; provided, that the breaching Party is given written notice of such claimed breach and a reasonable time, not to exceed ***** s in the case of any alleged breach other than a failure to use Commercially Reasonable Efforts, in which to cure such breach or submit same to arbitration hereunder; provided, however, that such period to cure may be extended for up to an additional*****, upon written request, if such additional time is reasonably necessary to effect such cure (provided, that such breaching Party is using its reasonable efforts to diligently pursue such cure) or within the reasonable period*****, if any, permitted by the arbitration panel for such cure following resolution of any dispute with respect thereto in accordance with Section 14.5. In the event that arbitration is commenced with respect to any alleged breach hereunder, no purported termination of this Agreement pursuant to this Section 13.2(b) shall take effect until completion of such arbitration. *****

13.3 Effect of Termination.

(a) If this Agreement is terminated by Tanox pursuant to Section 13.2(b) or by Novartis pursuant to Section 13.2(a), then Novartis and its Affiliate(s) and sublicensees, as applicable, shall return to Tanox all documented or written Know-How provided by Tanox under this Agreement and Novartis, and its Affiliate(s) and sublicensees and shall have no further right or license to Tanox’s Know-How or Patent Rights.

(b) Upon any termination (other than an expiration or a termination by Novartis pursuant to 13.2(b)), Tanox shall retain and be granted a non-exclusive, world-wide license to Novartis’ Patent Rights and Know-How for the manufacture, use, importation, sale and offering for sale of the Product(s), with the right to sublicense.

(c) If Novartis terminates this Agreement in good faith under Section 13.2.(a) (i) because adverse results obtained in the Development activities for the Product(s) make such termination reasonable under the circumstances and, if Tanox or any of its licensees intends to use Novartis’ Patent Rights or Know-How for the manufacture, use, importation, sale, and/or offering for sale of the Product(s), the studies conducted by Novartis and its Affiliates and sublicensees relating to Product(s) may only be used if *****. If Novartis terminates this Agreement under Section 13.2(a)(i) for any other reason and the foregoing use by Tanox or its licensees occurs, then Tanox shall *****.

(d) If Novartis terminates this Agreement under Section 13.2(a)(ii) or (iii), then, in addition to the matters set forth in paragraph (a) above: (i) Tanox shall retain and be granted a nonexclusive, worldwide license to Novartis’ Patent Rights and Know-How for the manufacture, use and sale of the Product(s), with the right to sublicense; and (ii) Tanox may use the studies conducted by Novartis and its Affiliates and sublicensees relating to Product(s) *****. In addition, Novartis will provide Tanox with such additional reasonable assistance in connection with transfer of Development activities, product registrations and applications, regulatory approvals, and other matters necessary to Tanox’s assumption of Novartis’ responsibilities under this Agreement as the Parties may mutually agree is appropriate.

(e) Termination of this Agreement for any reason shall be without prejudice to Tanox’s right to receive all royalties accrued and unpaid on the effective date of termination and shall not relieve either Party of any liability from any obligations which have accrued hereunder prior to such termination.

(f) The confidentiality obligations set forth in Section 11 shall survive the termination or expiration of this Agreement for the maximum period permitted under Section 11.

13.4 Survival. Sections 1, 3.1(b), 3.2(b), 3.2(c) (except in the event of a termination by Novartis under Section 13.2(b)), 3.6, 9 (solely with respect to amounts accrued or owed prior to expiration or termination; provided, however, that Section 9.6 shall survive generally), 10 (with respect only to events occurring prior to expiration or termination), 11 (but only for a period of ***** after the effective date of termination), 13, and 14 shall survive expiration or termination of this Agreement.

14.	Miscellaneous

14.1 Force Majeure. No Party shall be held liable or responsible to any other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in performing its obligations hereunder or thereunder to the extent, and as long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, which would not have been avoided by the exercise of due care and reasonable prudence, and the observance of reasonable standards in the pharmaceutical industry, including, without limitation but subject to the foregoing, fire, floods, earthquakes, hurricanes, tornados, embargoes, war, acts of terrorism, insurrections, sabotage, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God, incapacitation (including without limitation, contamination) of manufacturing facilities, omissions or delays in acting by any governmental authority, and acts of a government or agency thereof and judicial orders or decrees (“Force Majeure Events”). In the event of occurrence of the foregoing, each Party must use Commercially Reasonable Efforts to mitigate the adverse consequence of such cause or Force Majeure Event. If the performance of any obligation under this Agreement is delayed owing to a Force Majeure Event for any continuous period of more than *****, the Parties hereto shall consult with respect to an equitable solution, including the possible termination of this Agreement.

14.2 Non-Disclosure. No Party shall, without the prior written consent of the other Party, issue any press release or make any other public announcement or furnish any written or oral statement to any Third Party, which makes reference to this Agreement, any of the transactions contemplated hereby or thereby, or any other Party or its Affiliates; provided, however, that such consent shall not be unreasonably withheld to the extent such disclosure is required by securities disclosure requirements or otherwise by an authorized Public Authority. Each Party shall provide a draft of any of the aforementioned documents containing any such reference (including without limitation, a copy of this Agreement or any excerpt hereof, proposed to be filed with any securities regulatory authority or any securities exchange) to the other Party and its counsel as far in advance of release thereof and in sufficient time for review of such documents by the other Party and its counsel, and in any event not less that ***** prior to release thereof. In the event such other Party objects to any such reference, the applicable document will be modified to such Party’s reasonable satisfaction. If a Party does not deliver its written comments on such documents within ***** of receipt thereof with respect to press releases (or such shorter time as may be agreed by the Parties) and ***** with respect to all other materials (or such shorter time as may be agreed by the Parties), such Party shall be deemed to have consented to any such references therein. When a Party has obtained the other Party’s consent for a public announcement or statement, it will not be required to obtain the other Party’s consent for a subsequent public announcement or statement of the same subject matter which does not disclose any additional or materially different information from that contained in any previously approved disclosure; provided, however, that: (i) such subsequent public announcement or statement does not characterize such subject matter in a materially different way to such previously approved disclosure; (ii) such Party provides to each of the other Party a copy of any such subsequent public announcement or statement not less than *****s prior to its proposed disclosure; and (iii) information concerning the other Party and its Affiliates may not be used without obtaining consent to each such disclosure. Nothing herein contained shall be construed to impose upon either Party any liability or other obligation (to the other Party or any other Person) in respect of any such references in any such documents. In the event that one Party reasonably concludes that a given disclosure is required by law and the other Party disagrees with the substance or extent of the disclosure, then the Party seeking such disclosure shall either (i) limit said disclosure to address the concerns of the other Party, or (ii) such dispute if not resolved by corporate counsel to the Parties, shall be resolved in accordance with the legal opinion received from a law firm that is reasonably acceptable to the Parties and has no material relationship with either of the Parties or their Affiliates, with the fees to such law firm to be paid equally by the Parties. With respect to any required filing of this Agreement with a Public Authority, the filing Party shall seek confidential treatment of portions of this Agreement and the other Party shall have the right to review and comment on such an application for confidential treatment prior to its being filed.

14.3 Notices. Any notices to be given hereunder shall be in writing and shall be delivered by one of the following means: personal delivery, certified or registered airmail, facsimile with confirmed receipt or confirmed delivery by an overnight commercial courier service:

(a)	if to Novartis, to:

Novartis Pharma AG

Lichtstrasse 35

CH 4002 Basel, Switzerland

Attention: Head, Global Business Development and Licensing

Telephone: 41 61 324 5416

Facsimile: 41 61 324 2100

with a required copy to:

Novartis Pharma AG

Lichtstrasse 35

CH 4002 Basel, Switzerland

Attention: General Counsel

Telephone: 41 61 324 6877

Facsimile: 41 61 324 6859

(b)	if to Tanox, to:

Tanox, Inc.

10301 Stella Link Drive

Houston, Texas 77025

Attention: President

Telephone: 713-578-4000

Facsimile: 713-578-5002

with a required copy to:

Tanox, Inc.

10301 Stella Link Drive

Houston, Texas 77025

Attention: General Counsel

Telephone: 713-578-4000

Facsimile: 713-578-5002

A notice shall be deemed to be given at the time of delivery in the case of personal delivery, or upon confirmed receipt (including machine confirmation) in the case of facsimile delivery or upon receipt in the case of delivery by certified or registered mail or upon confirmed receipt (including courier confirmation) in the case of commercial courier.

14.4 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with laws of the State of New York without giving effect to the principles of conflict of laws thereunder (other than Section 5-1401 of the General Obligations Law). Further, the Parties hereby consent to the personal jurisdiction of the courts of the State of New York, County of New York, and the United States Federal District Court for the Southern District of New York over any claim for enforcement of an award of the arbitrators pursuant to Section 14.5 of this Agreement and will waive any claims of forum non conveniens or objection to the laying of venue in any of such courts.

14.5 Dispute Resolution.

(a) Subject to securing injunctive relief pursuant to Section 11, the Parties agree that all Disputes shall be resolved only as set forth in this Section 14.5. Notwithstanding anything to the contrary in this Section 14.5, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in this Section 14.5, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in this Section 14.5, such Party may seek a temporary injunction or other interim equitable relief in a court of competent jurisdiction pending the ability of the arbitrators to review the decision under this Section 14.5.

(b) The Parties agree that, subject to securing injunctive relief pursuant to Section 11 or as provided in Section 14.5(a) above, the Parties shall attempt to resolve any Dispute through good faith negotiation and discussion, including through the participation of their respective members of the Project Steering Committee. If a Party believes that the Dispute has not been resolved within ***** after it was submitted (either in writing or through discussion among the Project Steering Committee members) to the Project Steering Committee, any Party may send a written Notice of Dispute to the Chairman of the Project Steering Committee, specifying therein the nature of the Dispute and the relief requested, and requesting that the Senior Officers of the Parties meet to attempt to resolve the Dispute. The Chairman of the Project Steering Committee shall promptly forward the Notice of Dispute to the Senior Officers of the Parties. The Senior Officers shall diligently attempt to resolve the referred Dispute by mutual consent of the Parties, including, without limitation, by means of an in-person meeting. In the event that the Senior Officers are unable to resolve any Dispute within ***** from the date that the Notice of Dispute was delivered to the Chairman of the Project Steering Committee, either Party shall be free to file a notice of arbitration with respect to the Dispute pursuant to Section 14.5(c).

(c) Subject to Section 11 and 14.5(a), if the Parties are unable to resolve any Dispute through the procedures described in Section 14.5(b) above, the Dispute shall, at the request of either Party to the Dispute, be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”)*****.

(d) The arbitration panel shall consist of ***** arbitrators, each of whom must have *****, who shall each be nominated, appointed and confirmed by the International Court of Arbitration of the International Chamber of Commerce in Paris, France (the “ICC Court”) in accordance with the ICC Rules (other than Article 8 of the ICC Rules). The

ICC Court shall appoint one of the arbitrators as the presiding arbitrator. The place of arbitration shall be Washington D.C., and the language of the arbitration shall be English.

(e) Without limiting the ICC Rules, the Parties and the arbitrators shall use all reasonable efforts to ensure that the terms of reference for the Dispute have been agreed upon and signed as soon as practicable and in any event within two (2) months after the Dispute was referred to the ICC. *****

(f) *****

(g) *****.

(h) *****.

(i) *****

(j) *****

(k) *****

(l) The arbitrators shall issue the award (including grounds and reasoning) in writing no later than ***** following the conclusion of the last arbitration hearing, unless otherwise agreed by the Parties.

(m) The Parties shall use reasonable efforts to conclude the arbitration hearings within ***** following the confirmation of the arbitration panel.

(n) The Parties specifically agree that the arbitrators shall be empowered to award injunctive or other equitable relief (including, but not limited to interim relief) should they see fit. The award of the arbitrators shall be final and binding on the Parties and may be enforced in any court of competent jurisdiction.

(o) *****.

(p) Provided the Agreement has not terminated and unless their continued performance would be likely to cause them irreparable harm, the Parties covenant to continue performance under the Agreement in accordance with the terms hereof, pending the final resolution of the Dispute, and without limiting the foregoing shall continue their participation in the cooperation and Project Steering Committee provided for in this Agreement.

(q) *****

14.6 Relationship of Parties. Both Parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Tanox or Novartis as partners or joint venturers with respect to this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement, or undertaking with any Third Party.

14.7 Assignment. Either Party may freely assign this Agreement or any of its rights, interests, duties or obligations hereunder, in whole or in part, to an Affiliate, provided that such assignment shall not relieve in any way the obligations of an assigning Party hereunder. Subject to the Parties’ rights to grant sublicenses, neither Party shall assign this Agreement or any of its rights, interests, duties or obligations hereunder to a Third Party without the prior written consent of the other Party (and any attempt to do so shall be null and void) unless such assignment is part of a merger, acquisition or sale of such Party or all or substantially all of its assets (in which case no consent is required). This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each of the Parties.

14.8 Severability. If any provision herein shall be held invalid or unenforceable by a court of competent jurisdiction or other authority in any Regulatory Jurisdiction, the remainder of the provisions herein shall remain in full force and effect with respect to such Regulatory Jurisdiction and shall not be affected thereby. To the extent that any provision hereof shall be held to be wholly or partially invalid or unenforceable in any Regulatory Jurisdiction, the Parties shall use their best efforts to replace the invalidated provision with a valid and enforceable provision which, insofar as practicable, implements the intent of the invalidated, or partially invalidated, provision with respect to such Regulatory Jurisdiction.

14.9 Entire Agreement. This Agreement, together with the TCA and the Ancillary D&L Agreement (together with all exhibits and schedules thereto), constitutes the entire agreement of the Parties hereto regarding the subject matter hereof and, except as otherwise specified herein, supersedes all prior agreements of the Parties with respect to such subject matter. This Agreement supersedes and replaces the Original D&L Agreement, Supplemental Agreement and Loan Agreement.

14.10 Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by each of the Parties.

14.11 Waiver. Nothing contained in this Agreement shall cause the failure by any Party hereto to insist upon strict compliance with any provision hereof by any other Party to operate as a waiver with respect to such provision, unless such waiver is in writing and delivered to such other Party hereto in accordance with Section 14.3 hereof. The failure from time to time by any Party to exercise, or the waiver by such Party of, any of such Party’s rights or remedies hereunder shall not operate or be construed as a continuing waiver of the same or of any other of such Party’s rights or remedies provided under this Agreement.

14.12 Agreement to Perform Necessary Acts. Each Party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by another Party in order to put into full effect the purposes, terms and conditions of this Agreement.

14.13 Compliance with Applicable Laws. The Parties, and their respective Affiliates, shall perform their obligations under this Agreement, including any Development, manufacture or Commercialization of Products hereunder, in compliance with applicable Legal Requirements. No Party or any of its Affiliates shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith and on the advice of counsel, may violate, any applicable Legal Requirements. Without limiting the foregoing, in the event that any Party commercializes any competing product outside of the collaboration contemplated by this Agreement, the Parties shall, to the extent necessary to comply with applicable Legal Requirements, institute screening procedures to ensure that such Party’s representation on the Project Steering Committee will not disclose or exchange pricing information or other competitively sensitive information with personnel of such Party who are responsible for commercialization of such competing products outside of the collaboration contemplated by this Agreement.

14.14 Limitations on Liability.

IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR SUCH OTHER PARTY’S AFFILIATES OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY OR SUCH OTHER PARTY’S AFFILIATES OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS UNDER THIS AGREEMENT. Notwithstanding any of the foregoing in this Section 14.14 to the contrary, nothing in this Section 14.14 shall limit a Party’s right to seek and recover royalties or profit share payments which would have been payable or due under Section 9 of this Agreement but for a Party’s breach of this Agreement.

14.15 Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any person except the Parties hereto any rights or remedies hereunder, and there are no Third Party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

14.16 Fees and Expenses. Unless specifically provided for herein, each Party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

14.17 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

14.18 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

14.19 Language. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

IN WITNESS WHEREOF, this Agreement has been executed on the day and year first above written.

TANOX, INC.

By:

Name: Nancy T. Chang

Title: President and Chief Executive Officer

NOVARTIS PHARMA AG

By:

Name: Daniel J. Weston

Title: Global Head, Alliance Management, Business Development & Licensing

By:

Name: Kimberly J. Urdahl

Title: Head of Legal, Primary Care

EXHIBIT A

Exhibit A

Exclusively Licensed Tanox Patents

*****

EXHIBIT B

Exhibit B

Products

EXHIBIT C

Exhibit C

Potential Product Report Information

Each Potential Product Report shall set forth, in reasonable detail, the following information regarding the Potential Product which is the subject of the report:

*****

EXHIBIT C

Item	Guideline

1	*****

2	• *****

3	*****

• *****

4	*****

*****

• *****

*****

• *****

5	• *****

6	*****

• *****

7	*****

• *****

8	*****

• *****